Exhibit 10.58.2

Letter of Agreement

by and between

Chugach Electric Association, Inc. (Chugach)

and

UNITE HERE Hotel Employees and Restaurant Employees Union Local 878

representing

Beluga Power Plant Culinary Plant Employees

Re:  Contract Extension

Incorporation by Reference

The parties agree that the terms and conditions of the current Beluga Power Plant Culinary Collective Bargaining Agreement (“CBA”) between the parties which is scheduled to expire on June 30, 2013, including all attached Letters of Agreement, Letters of Understanding and/or Grievance Resolutions, shall continue in full force and effect until June 30, 2016, except where modified, added to or deleted by this contract Extension Agreement.

Article XII – Wages and Job Classification

The employer agrees to pay the following wage contribution amounts effective July 1 of each of the following years:

2013 - $.50

2014 - $.50

2015 - $.50

Article XVI Health and Welfare

The employer agrees to pay the following health and welfare contribution amounts effective July 1 of each of the following years:

2013 - $5.37

2014 - $5.92

2015 - $6.53

No other terms of the current (expiration June 30, 2013) Collective Bargaining Agreement shall be modified by this Letter of Agreement. Upon ratification by the bargaining unit and approval of the Chugach Board of Directors, this Extension Agreement will become effective July 1, 2013.

/s/ Marvin Jones	/s/ Tyler Andrews
UNITE HERE Local 878	For Chugach
Marvin Jones,	Bradley W. Evans,
President	Chief Executive Officer

8-8-13	8/9/2013
Date	Date